EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FROM:	STARWOOD HOTELS & RESORTS WORLDWIDE, INC. (914-640-8247)

Media Contact:	Katie Meyer, VP, Public Relations of Starwood Hotels & Resorts Worldwide, Inc. (914-640-8247)

Melissa Henninger, Director of Public Relations of Westin Hotels & Resorts (914-640-5268)

       Starwood Finalizes Sale of The Westin St. Francis for $243 Million

       WHITE PLANS, N.Y., April 27/ PRNewswire/ — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT), on behalf of The Westin St. Francis Limited Partnership, announced today the close of the sale of the 1,192-room Westin St. Francis in San Francisco to BRE/ St. Francis L.L.C. of New York for $243 million. Of the net proceeds, approximately $55 million will be paid to Starwood.

       This transaction is strictly a change in ownership. Starwood’s Westin brand will continue to operate the hotel under a long-term management agreement.

       Originally built in 1904, The Westin St. Francis is nearing completion of an extensive $65 million restoration that began in 1994. Highlights of the project include refurbishment of all guest rooms, installation of upgraded security and safety systems, restoration of the hotel’s sandstone exterior and the addition of two premier function rooms on the newly-named “Imperial Floor.” The Westin St. Francis is a city landmark located in the heart of San Francisco shopping district on Union Square, and it is close to both the Moscone Convention Center and the city’s financial district. Westin has managed the landmark property since 1954.

       Starwood currently represents over 3,400 rooms in San Francisco including The Westin St. Francis, The Westin San Francisco Airport, the Palace Hotel, W San Francisco, the Sheraton at Fisherman’s Wharf and the Sheraton Gateway Hotel at San Francisco International Airport.

       Starwood Hotels & Resorts, through its St. Regis, Luxury Collection, Westin, Sheraton, Four Points and W brands, is one of the leading hotel and leisure companies in the world with more than 700 hotels in 80 countries and 120,000 employees at its owned and managed properties. SOURCE Starwood Hotels & Resorts Worldwide, Inc.

       CONTACT: Katie Meyer, VP, Public Relations of Starwood Hotels & Resorts Worldwide, Inc., 914-640-8247; or Melissa Henninger, Director of Public Relations of Westin Hotels & Resorts, 914-640-5268.